Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “XL FLEET CORP”, CHANGING ITS NAME FROM “XL FLEET CORP” TO “SPRUCE POWER HOLDING CORPORATION”, FILED IN THIS OFFICE ON THE TENTH DAY OF NOVEMBER, A.D. 2022, AT 11:33 O’CLOCK A.M.

7335729 8100	Authentication: 204830757
SR# 20223988054	Date: 11-10-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XL FLEET CORP

XL FLEET CORP, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST. That the directors of the Corporation adopted the following resolution:

RESOLVED: Article First of the Corporation’s Second Amended and Restated Certificate of Incorporation shall be amended in its entirety to read as follows:

FIRST: The name of the corporation is Spruce Power Holding Corporation (the “Corporation”).

SECOND. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation to be executed as of November 10, 2022.

XL FLEET CORP

BY	/s/ Eric Tech
Eric Tech, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:33 AM 11/10/2022
FILED 11:33 AM 11/10/2022
SR 20223988054 - File Number 7335729